Exhibit 99.1

[CAPITAL TRUST LOGO]
Contact:   Rubenstein Associates

           Robert Solomon: (212) 843-8050


        Capital Trust Announces Closing of Class A Common Stock Offering
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      NEW YORK, NY (July 28, 2004) - Capital Trust, Inc. (NYSE:CT) announced today the closing of its previously announced public offering of class A common stock. A total of 4,025,000 shares were sold at a price of $23.75 per share. Capital Trust sold 1,888,289 shares, including 525,000 shares pursuant to an over-allotment option exercised by the underwriters, and the selling shareholders sold 2,136,711 shares. Proceeds to the company totaled $42.5 million, or $22.53 per share after payment of underwriting discounts and commissions.

      The offering was made through an underwriting syndicate led by Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. and co-managed by Jefferies & Co., Inc. and JMP Securities LLC.

      This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Copies of the prospectus supplement and accompanying prospectuses may be obtained from Morgan Stanley & Co. Incorporated, Prospectus Department, 1585 Broadway, New York, NY 10036.